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                                                                    EXHIBIT 4.4

                                AMENDMENT NO. 1
                                     TO THE

        T. ROWE PRICE ASSOCIATES, INC. 1986 EMPLOYEE STOCK PURCHASE PLAN


     The T. Rowe Price Associates, Inc. 1986 Employee Stock Purchase Plan, as amended and restated September 6, 2000 (the "Plan"), is amended effective as of December 1, 2000 as follows:

     Section 3 of the Plan is amended in its entirety to read as follows:

          3. Payroll Deduction; Authorization and Revision. An associate may authorize periodic payroll deductions of 1 to 10% (in whole percentages only) of his or her applicable base salary. Changes to the authorized payroll deduction may be made from time to time and will become effective as soon as practicable after receipt by the Corporation. In jurisdictions in which it is necessary or desirable to allow associates to fund share purchases under the Plan by methods other than payroll deduction, the appropriate officers of the Corporation responsible for Plan administration shall have the authority to implement any such alternative methods that such corporate officers shall deem appropriate.

                            T. ROWE PRICE ASSOCIATES, INC.

                            By:    /s/ George A. Roche
                                   -------------------

                            Title: President
                                   -------------------

                            Date:  December 26, 2000
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